Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

June 30, 2023

Shift Technologies, Inc.

290 Division Street, Suite 400

San Francisco, California 94103

Re:	Shift Technologies, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Shift Technologies, Inc., a Delaware corporation (“Shift” or the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,900,000 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable pursuant to the Shift Technologies, Inc. Employment Inducement Grant Agreement entered into by the Company and Ayman Moussa in connection with his commencement of employment with the Company (the “Inducement Award Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion letter, including (a) the organizational documents of the Company; (b) the Inducement Award Agreement; (c) certain minutes and records of proceedings of the Company with respect to the Inducement Award Agreement; and (d) the Registration Statement and the exhibits thereto.

For purposes of this opinion letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have also assumed that the Registration Statement will become effective under the Securities Act prior to, and be effective under the Securities Act at all times upon, the issuance of the Shares. We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information that we have obtained from such other sources as we have deemed reasonable.

Based on the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that the Shares, when issued, delivered and sold in accordance with the terms set forth in the Inducement Award Agreement against payment therefor in an amount not less than the par value thereof, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

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Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws or any effect that such other laws may have on the opinion expressed herein, including any foreign or state securities (or “blue sky”) laws or regulations. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the use of our name in the Registration Statement and to filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Jenner & Block LLP
Jenner & Block LLP